Exhibit 99.1

Sono-Tek Reports 59% Increase in Q3 Fiscal 2024 Net Sales to Record $5.7 Million and Provides Sales Guidance for Fiscal Year 2024

- Q3 Backlog Increased 96% YOY and Remains Strong at Near Record $10.4 Million -

- Projects ~30% Revenue Growth for Fiscal Year 2024, ending February 29, 2024-

MILTON, N.Y., January 16, 2024 – Sono-Tek Corporation (Nasdaq: SOTK), the leading developer and manufacturer of ultrasonic coating systems, today reported financial results for the third quarter and first nine months of fiscal year 2024, ended November 30, 2023.

Third Quarter Fiscal 2024 Highlights (compared with the third quarter of fiscal 2023 unless otherwise noted). The three-month periods ended November 30, 2023 and 2022 are referred to as the third quarter of fiscal 2024 and fiscal 2023, respectively.

  Net Sales increased to a record $5,690,000, driven by strong shipments to the Alternative/Clean Energy and Medical markets. Net Sales increased 59% compared to $3,586,000 for the third quarter of fiscal 2023.
  Gross Profit increased 60% to $2,926,000 and Gross Margin remained steady at 51%.
  Operating income increased 600% to $721,000 from $103,000, primarily due to the increase in gross profit partially offset by increases in operating expenses.
  Income before taxes increased 569% to $890,000 from $133,000, fueled by positive operating leverage from the strong increase in quarterly sales.
  As of November 30, 2023, the Company had no outstanding debt and cash, cash equivalents and marketable securities totaling $12.6 million.
  Despite record sales, backlog at quarter end remained strong at $10,439,000, a year-over-year increase of 96% and roughly even with the record high backlog of the previous quarter.
  Revenue growth of approximately 30% is expected for the full fiscal year ending February 29, 2024, a record high and a result of increasing shipments from Sono-Tek’s strong backlog and projected new and [repeat or reoccurring?] orders.

“Sono-Tek reported its strongest quarter ever for the third quarter of FY2024 ended November 30th,” said Dr. Christopher L. Coccio, Executive Chairman. “Significant improvements in our supply chain enabled us to ship both new orders and from backlog, resulting in record net sales of $5.7 million, an increase of 59% compared to net sales of $3.6 million in the comparable period last year. Sales growth was again driven by strong shipments to the alternative/clean energy and medical markets.

“Operating Income increased over 6-fold to $721,000 due to the large increase in sales and gross profit, offset by increases in operating expenses, which reflects continued investment in revenue-related activities, especially R&D and sales and marketing. Net Income increased nearly 6-fold as well.

“Backlog remained high despite the record sales and nearly doubled from a year ago to $10.4 million. This is the second highest reported backlog in our history - the second quarter of this year was the highest - and it reflects the increasing order activity from the clean energy sector in particular, as well as continuing strength in our other business segments.

“We recently increased our projections for the full fiscal year ending February 29, 2024, and now expect net sales to grow approximately 30% over last fiscal year. This will be a record high for the Company and is the result of increasing shipments from our strong backlog and orders from new and repeat customers. We look forward to closing out a record year and entering the new fiscal year with a strong foundation and continued momentum,” concluded Dr. Coccio.

Third Quarter Fiscal 2024 Results
($ in thousands)

	Three Months Ended November 30,		Change
	2023	2022	$	%
Net Sales	$5,690	$3,586	2,104	59%
Gross Profit	$2,926	$1,824	1,002	57%
Gross Margin	51%	51%

Operating Income	$721	$103	$618	600%
Operating Margin	13%	3%

Net Income	$690	$105	$585	557%
Net Margin	12%	3%

Nine Month Fiscal 2024 Results
($ in thousands)

	Nine Months Ended November 30,		Change
	2023	2022	$	%
Net Sales	$14,932	$11,401	3,531	31%
Gross Profit	$7,504	$5,827	1,677	29%
Gross Margin	50%	51%

Operating Income	$1,195	$662	533	81%
Operating Margin	8%	6%

Net Income	$1,285	$573	712	124%
Net Margin	9%	5%

Third Quarter Fiscal 2024 Sales Overview

Net sales increased 59% to $5,690,000 compared to $3,586,000 in the third quarter of fiscal 2023. The increase was primarily driven by increased demand for Multi-Axis Coating systems which grew 98% in the third quarter, and are commonly used in the clean energy and medical device markets. Integrated Coating System sales accelerated by 635% due to continued success from Sono-Tek’s newly developed float glass coating platform as well as a newly completed custom built system for an important strategic customer in the solar market. PCB Fluxing sales dipped by 75% for the third quarter compared to especially strong sales in the third quarter of fiscal 2023. Management believes that the PCB spray fluxer market has slowed and returned to historical revenue norms, although quoting activity remains strong.

Sales to the Alternative/Clean Energy market grew 189% to $2,083,000, positively impacted by a growing number of Sono-Tek’s customers transitioning from our R&D systems to production scale systems that carry much higher average selling prices. Sono-Tek platforms are used in the manufacturing of critical membranes for carbon capture, green hydrogen generation and fuel cell applications. Medical sales recorded 53% growth in large part due to the shipment of two custom implantable device coating machines to a repeat customer, with further orders projected from the same customer in fiscal 2025.

Approximately 60% of sales were to the U.S. and Canada compared to 44% in the comparable period of fiscal 2023. Sales to the U.S. and Canada increased by 116% impacted by the continuing trend to onshoring in addition to several U.S. government initiatives that are investing in the clean energy sector and advanced research markets. Asia Pacific (APAC) sales decreased by 18% primarily due to decreased sales to China. Sales to Europe, Middle East, Asia (EMEA) increased by 102% primarily due to a strong quarter for shipments in Germany to the clean energy sector.

Backlog on November 30, 2023 was $10,439,000, a 96% year-over-year increase and an increase of 22% compared with backlog of $8.5 million on February 28, 2023 (the end of fiscal year 2023). Quarter-end backlog also nearly matched the record high of $10,707,000 for the second quarter of fiscal year 2024, ended August 31, 2023. The increase in backlog is primarily due to growing orders from the Alternative/Clean Energy and Medical markets.

Third Quarter FY 2024 Financial Overview

Gross profit was $2,926,000, an increase of 60%, compared with $1,824,000 for the third quarter of fiscal 2023. The gross profit margin was 51% for both periods.

Operating expenses were $2,205,000, a 28% increase from $1,721,000 in the prior year period. The increase was largely due to an approximate 14% increase in headcount, which is primarily composed of technical professionals hired to support our increasing growth and expansion for large platform custom engineered systems.

Research and product development costs increased 49% to $776,000 primarily due to increased headcount, salaries and the higher costs of research and development materials and supplies, which are directed to the Company’s ongoing focused growth initiatives.

Marketing and selling expenses increased 20% to $955,000 primarily due to increases in headcount, salaries, travel and trade show expenses, partially offset by a decrease in commission and insurance expenses.

General and Administrative expenses increased 16% to $474,000 primarily due to increased salaries and corporate expenses, partially offset by a decrease in stock-based compensation expense.

Operating income increased 600% to $721,000 compared to $103,000 in the prior year period. The current period’s increase in operating income is a result of an increase in revenue and gross profit offset by an increase in operating expenses. Operating margin for the quarter increased to 13% compared with 3% in the prior year period.

Interest income, dividend income and unrealized gain on marketable securities increased to $170,000 compared to $30,000, primarily due to the current high interest rate environment.

Net income increased 557% to $690,000, or $0.04 per share, compared with $105,000, or $0.01 per share, for the third quarter of fiscal 2023, primarily due to an increase in gross profit and interest and dividend income partially offset by an increase in operating expenses and income tax expense. Diluted weighted average shares outstanding were 15,776,972 compared to 15,773,370 for the prior year period.

First Nine Months FY 2024 Overview

Net sales increased by 31% to $14,932,000 compared to $11,401,000 for the first nine months of fiscal 2023. Gross profit increased 29% to $7,504,000 for the first nine months of fiscal 2024 compared with $5,827,000 in the first nine months of fiscal 2023. The gross profit margin was 50% compared with 51% for the prior year period.

Operating income increased 81% to $1,195,000 compared with $662,000 for the first nine months of fiscal 2023. Operating margin for the first nine months of fiscal 2024 increased to 8% compared with 6% in the first nine months of fiscal 2023. Net income increased 124% to $1,285,000, or $0.08 per share, for the first nine months of fiscal 2024 compared with $573,000, or $0.04 per share, for the first nine months of fiscal 2023. Diluted weighted average shares outstanding were 15,775,675 compared to 15,764,351 for the prior year period.

Balance Sheet and Cash Flow Overview

At November 30, 2023, cash, cash equivalents and marketable securities totaled $12.6 million, Sono-Tek had no debt on its balance sheet and stockholders’ equity was $16.1 million.

At November 30, 2023, the Company had received approximately $3.1 million in cash deposits or down-payments for orders from its customers.

Capital expenditures in the third quarter of fiscal 2024 were $327,000, which were invested in ongoing upgrades to the Company’s manufacturing facilities. Sono-Tek anticipates capital expenditures will total approximately $750,000 for fiscal year 2024.

About Sono-Tek

Sono-Tek Corporation is the leading developer and manufacturer of ultrasonic coating systems for applying precise, thin film coatings to protect, strengthen or smooth surfaces on parts and components for the microelectronics/electronics, alternative energy, medical and industrial markets, including specialized glass applications in construction and automotive.

The Company’s solutions are environmentally-friendly, efficient and highly reliable, and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Sono-Tek’s growth strategy is focused on leveraging its innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop thin film coating technologies that enable better outcomes for its customers’ products and processes. For further information, visit www.sono-tek.com.

Safe Harbor Statement

This news release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These “forward-looking statements’ are based on currently available competitive, financial and economic data and our operating plans. They are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations and could cause actual results to differ materially.

These factors include, among other considerations, general economic and business conditions; political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products; inflationary and supply chain pressures; residual effects from COVID-19 pandemic; maintenance of increased order backlog and timely completion and shipment of related product; the imposition of tariffs; timely development and market acceptance of new products and continued customer validation of our coating technologies; adequacy of financing; capacity additions, the ability to enforce patents; maintenance of operating leverage; maintenance of increased order backlog; consummation of order proposals; completion of large orders on schedule and on budget; continued sales growth in the medical and alternative energy markets; successful transition from primarily selling ultrasonic nozzles and components to a more complex business providing complete machine solutions and higher value subsystems; and realization of quarterly and annual revenues within the forecasted range of sales guidance. We undertake no obligation to update any forward-looking statement.

For more information, contact:

Stephen J. Bagley
Chief Financial Officer
Sono-Tek Corporation
info@sono-tek.com

Investor Relations:
Stephanie Prince
PCG Advisory
(646) 863-6341
sprince@pcgadvisory.com

-FINANCIAL TABLES FOLLOW –

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	November 30,
	2023	February 28,
	(Unaudited)	2023
ASSETS

Current Assets:
Cash and cash equivalents	$2,981,931	$3,354,601
Marketable securities	9,609,444	8,090,000
Accounts receivable (less allowance of $12,225)	1,762,309	1,633,866
Inventories	4,252,550	3,242,909
Prepaid expenses and other current assets	81,785	254,046
Total current assets	18,688,019	16,575,422

Land	250,000	250,000
Buildings, equipment, furnishings and leasehold improvements, net	2,850,100	2,624,996
Intangible assets, net	51,674	57,202
Deferred tax asset	842,010	667,098

TOTAL ASSETS	$22,681,803	$20,174,718

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$1,504,382	$810,863
Accrued expenses	1,720,020	1,427,446
Customer deposits	3,143,009	2,838,165
Income taxes payable	248,152	381,421
Total current liabilities	6,615,563	5,457,895

Deferred tax liability	—	82,865
Total liabilities	6,615,563	5,540,760

Stockholders’ Equity
Common stock, $.01 par value; 25,000,000 shares authorized, 15,745,206 and 15,742,073 shares issued and outstanding, respectively	157,452	157,421
Additional paid-in capital	9,714,301	9,566,898
Accumulated earnings	6,194,487	4,909,639
Total stockholders’ equity	16,066,240	14,633,958

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$22,681,803	$20,174,718

See notes to unaudited condensed consolidated financial statements.

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Nine Months Ended November 30,		Three Months Ended November 30,
	2023	2022	2023	2022

Net Sales	$14,932,157	$11,401,029	$5,690,022	$3,586,165
Cost of Goods Sold	7,428,348	5,574,035	2,764,013	1,761,797
Gross Profit	7,503,809	5,826,994	2,926,009	1,824,368

Operating Expenses
Research and product development costs	2,221,712	1,543,310	776,013	520,187
Marketing and selling expenses	2,700,327	2,359,430	955,017	792,710
General and administrative costs	1,387,006	1,262,670	474,457	407,990
Total Operating Expenses	6,309,045	5,165,410	2,205,487	1,720,887

Operating Income	1,194,764	661,584	720,522	103,481

Interest and Dividend Income	379,949	64,725	149,666	38,803
Net unrealized gain/(loss) on marketable securities	31,031	(40,256)	20,176	(9,231)

Income Before Income Taxes	1,605,744	686,053	890,364	133,053

Income Tax Expense	320,896	113,396	200,195	28,155

Net Income	$1,284,848	$572,657	$690,169	$104,898

Basic Earnings Per Share	$0.08	$0.04	$0.04	$0.01

Diluted Earnings Per Share	$0.08	$0.04	$0.04	$0.01

Weighted Average Shares - Basic	15,743,224	15,733,284	15,744,543	15,738,180

Weighted Average Shares - Diluted	15,775,675	15,764,351	15,776,972	15,773,370

See notes to unaudited condensed consolidated financial statements.

Product Sales

	Three Months Ended November 30,		Change			Nine Months Ended November 30,		Change
	2023	2022	$	%		2023	2022	$	%
Fluxing Systems	$62,000	$252,000	(190,000)	(75%	)	$503,000	$960,000	(457,000)	(48%	)
Integrated Coating Systems	1,418,000	193,000	1,225,000	635%		2,579,000	787,000	1,792,000	228%
Multi-Axis Coating Systems	2,962,000	1,493,000	1,469,000	98%		7,648,000	4,962,000	2,686,000	54%
OEM Systems	268,000	503,000	(235,000)	(47%	)	1,078,000	1,819,000	(741,000)	(41%	)
Other	980,000	1,145,000	(165,000)	(14%	)	3,124,000	2,873,000	251,000	9%
TOTAL	$5,690,000	$3,586,000	2,104,000	59%		$14,932,000	$11,401,000	3,531,000	31%

Market Sales

	Three Months Ended November 30,		Change		Nine Months Ended November 30,		Change
	2023	2022	$	%	2023	2022	$	%
Electronics/Microelectronics	$1,374,000	$1,307,000	67,000	5%	$3,724,000	$4,316,000	(592,000)	(14%	)
Medical	1,340,000	877,000	463,000	53%	3,452,000	3,350,000	102,000	3%
Alternative Energy	2,083,000	720,000	1,363,000	189%	4,735,000	2,027,000	2,708,000	134%
Emerging R&D and Other	152,000	102,000	50,000	49%	315,000	322,000	(7,000)	(2%	)
Industrial	741,000	580,000	161,000	28%	2,706,000	1,386,000	1,320,000	95%
TOTAL	$5,690,000	$3,586,000	2,104,000	59%	$14,932,000	$11,401,000	3,531,000	31%

Geographic Sales

	Three Months Ended November 30,		Change			Nine Months Ended November 30,		Change
	2023	2022	$	%		2023	2022	$	%
U.S. & Canada	$3,421,000	$1,585,000	1,836,000	116%		$8,988,000	$5,176,000	3,812,000	74%
Asia Pacific (APAC)	681,000	834,000	(153,000)	(18%	)	1,790,000	2,367,000	(577,000)	(24%	)
Europe, Middle East, Asia (EMEA)	1,476,000	731,000	745,000	102%		3,057,000	2,557,000	500,000	20%
Latin America	112,000	436,000	(324,000)	(74%	)	1,097,000	1,301,000	(204,000)	(16%	)
TOTAL	$5,690,000	$3,586,000	2,104,000	59%		$14,932,000	$11,401,000	3,531,000	31%